Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Long Island Financial Corp.

We consent to incorporation by reference in the Long Island Financial Corp. (the “Company”) Proxy Statement—Prospectus constituting part of the registration statement on Form S-4 of New York Community Bancorp, Inc. of our report dated March 11, 2005, relating to the consolidated balance sheets of Long Island Financial Corp. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of earnings, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004, which report appears in the December 31, 2004 Annual Report, which is incorporated by reference in the Company’s Form 10-K for the year ended December 31, 2004 and to the reference to our firm under the heading “Experts” in that registration statement.

/s/KPMG LLP

New York, New York

September 1, 2005